UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 25, 2005

ZORAN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27246	94-2794449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Kifer Road
Sunnyvale, California 94086-5305
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 523-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 25, 2005, the Compensation Committee of the Board of Directors (the “Committee”) of Zoran Corporation (“Zoran” or the “Company”) approved the amendment of the Company’s Executive Retention and Severance Plan (the “Retention Plan”), which provides for certain benefits for the Company’s executive officers and certain key employees upon and in the event of termination of employment following a change in control of the Company.

The Retention Plan provides, among other things, that if, in the event of a change in control of the Company, the company acquiring Zoran does not assume or substitute for the outstanding options of the participants in the Retention Plan, then the vesting and exercisability of their options shall be accelerated in full immediately prior to, but conditioned upon, the consummation of the change in control transaction. The Retention Plan provides for additional benefits if a participant in the Retention Plan is terminated without “cause” (as that term is defined in the Retention Plan) or resigns as a result of certain adverse circumstances described in the Retention Plan, within 18 months after a change in control, including that, upon such termination of a participant, the outstanding options of such participant shall be immediately exercisable and fully vested and shall generally remain exercisable for a period of one year after such termination.

The Retention Plan was amended by the Committee to include restricted stock units and stock appreciation rights among the types of equity awards subject to the applicable provisions of the Retention Plan.  The foregoing summary is qualified in its entirety by the full text of the Retention Plan, as amended, filed herewith as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(c)           Exhibits

Exhibit No.	Description
99.1	Zoran Corporation Executive Retention and Severance Plan, as amended

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2005	ZORAN CORPORATION

	By:	/s/ Karl Schneider
Karl Schneider
Senior Vice President and Chief Financial Officer